AMERICAN WOODMARK CORPORATION
                       3102 SHAWNEE DRIVE
                   WINCHESTER, VIRGINIA 22601

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS OF
AMERICAN WOODMARK CORPORATION:

     The Annual Meeting of Shareholders ("Annual Meeting") of American Woodmark Corporation (the "Company") will be held at Piper's at Creekside, Route 11 South, Winchester, Virginia, on Wednesday, August 27, 1997 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

     1.  To elect six directors to serve for the ensuing year;

     2. To ratify the selection by the Board of Directors of Ernst & Young LLP as independent certified public accountants of the Company for the fiscal year ending April 30, 1998; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Only shareholders of record of shares of the Company's
Common Stock at the close of business on July 1, 1997 will be entitled to vote at the Annual Meeting or any adjournments thereof.

     Regardless of whether or not you plan to attend the Annual Meeting, please complete the enclosed proxy, including signature and date, and promptly return in the enclosed envelope. If for any reason you desire to revoke your proxy, you may do so at anytime before it is voted.

     All shareholders are cordially invited to attend the Annual
Meeting.

                         By Order of the Board of Directors


                         CAROL LENTZ
                         SECRETARY
July 24, 1997

                  AMERICAN WOODMARK CORPORATION
                       3102 SHAWNEE DRIVE
                   WINCHESTER, VIRGINIA 22601

                        PROXY STATEMENT

                 VOTING RIGHTS AND SOLICITATION

    This Proxy Statement, mailed to shareholders on or about July 24, 1997, is furnished in connection with the solicitation by American Woodmark Corporation (the "Company") of proxies in the accompanying form for use at the Annual Meeting of Shareholders to be held on August 27, 1997, and at any adjournments thereof.
A copy of the annual report of the Company for the fiscal year ended April 30, 1997 is being mailed to you with this Proxy Statement.

    In addition to the solicitation of proxies by mail, the Company's officers and other employees, without compensation, may solicit proxies by telephone, telegraph and personal interview.
The Company will bear the cost of all solicitation.

    On July 1, 1997, the date for determining the shareholders entitled to vote at the Annual Meeting, there were 7,737,089 shares of Common Stock of the Company outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote.

    Any shareholder who provides a proxy may revoke such proxy at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation which bears a later date than the date of the proxy, by duly executing and filing with the Secretary of the Company a later dated proxy relating to the same shares or by attending the Annual Meeting and voting in person.

    A proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein and for the ratification of Ernst & Young LLP as independent certified public accountants of the Company for fiscal year 1998 unless such proxy contains specific instructions to the contrary, in which event it will be voted in accordance with such instructions. Abstentions will be considered as votes represented at the Annual Meeting for quorum purposes, but a vote to abstain will not be counted as a vote for or against any of the proposals.

                ITEM 1 - ELECTION OF DIRECTORS

    A Board of six directors of the Company is to be elected at the Annual Meeting to serve as directors until the next Annual Meeting of Shareholders and until their successors have been elected. Other than Mr. Grunewald, each of the nominees listed below is presently a director of the Company, and each was elected by shareholders at the last Annual Meeting for a term expiring at the 1997 Annual Meeting. Other nominations may be made from the floor at the Annual Meeting.

    Although the Company anticipates that all of the nominees named below will be able to serve, if at the time of the Annual Meeting any nominees are unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person or persons as the Board of Directors may designate.

NOMINEES

                            Principle Occupation(s)     Director
                                     During                of
Name                Age    the Last Five Years and      Company
                           Directorship(s) in Public      Since
                                   Companies
------------------  ---  -----------------------------  --------

William F. Brandt,   51  Company Chairman from 1996 to    1980
Jr.                      present; Company Chairman and
                         Chief Executive Officer from
                         1995 to 1996; Company
                         Chairman and President from
                         1980 to 1995

Daniel T. Carroll    71  Chairman from 1995 to present    1986
                         and Chairman and President
                         from 1982 to 1995 of the
                         Carroll Group, Inc. (a
                         management consulting firm);
                         Director, Aon Corporation,
                         A.M. Castle & Co., Comshare,
                         Inc., Diebold, Inc.,
                         Wolverine World Wide, Inc.,
                         Woodhead Industries, Inc.,
                         Holmes Protection,
                         Recombinant Biocatalyst, Inc.
                         and Oshkosh Truck Corp.

C. Anthony           63  Vice Chairman from 1997 to       1987
Wainwright               present of McKinney & Silver
                         (an advertising agency);
                         Chairman from 1995 to 1997 of
                         Harris, Drury, Cohen, Inc.
                         (an advertising agency);
                         Chairman in 1994 and Vice
                         Chairman and CEO from 1990 to
                         1994 of Compton/Saatchi &
                         Saatchi, Inc. (an advertising
                         agency); Director, Gibson
                         Greeting Inc., Del Webb
                         Corp., All-Comm Media,
                         Advanced Polymer Systems, and
                         Caribiner International

James J. Gosa        50  Company President and Chief      1995
                         Executive Officer from 1996
                         to present; Company President
                         and Chief Operating Officer
                         from 1995 to 1996; Company
                         Executive Vice President from
                         1993 to 1995; Company Vice
                         President, Sales and
                         Marketing from 1991 to 1993

Martha M. Dally      46  Executive Vice President,        1995
                         Personal Products from 1994
                         to present of Sara Lee
                         Corporation; Vice President,
                         Personal Products from 1989
                         to 1993 of Sara Lee
                         Corporation

Fred S. Grunewald    46  President and Chief Operating      *
                         Officer from 1996 to present
                         of Overhead Door Corporation
                         (a manufacturing company);
                         President and General
                         Manager, Home Products from
                         1994 to 1995 of Rubbermaid,
                         Inc.; Vice President,
                         Marketing and Engineering,
                         Household Products Division
                         from 1992 to 1994 of Black &
                         Decker; Vice President,
                         General Manager, Global
                         Cordless Group from 1990 to
                         1992 of Black & Decker

(*) Mr. Grunewald has not previously served on the Board of Directors of the Company.

            PRINCIPAL SHAREHOLDERS OF THE COMPANY

    The following table sets forth information regarding shares of Common Stock beneficially owned as of July 1, 1997 by (i) each person who is known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each named executive officer, and (iv) the directors and executive officers as a group. Unless otherwise noted, each individual has sole voting power and sole investment power with respect to the number of shares set forth opposite his or her name. The addresses of each person listed below who owns more than five percent of the outstanding shares of Common Stock are: Mr. William F. Brandt, Jr., 3102 Shawnee Drive, Winchester, Virginia 22601; Mr. Donald P. Mathias, 5240 62nd Ave. South, St. Petersburg, Florida 33715; Ms. Mary Jo Stout, PO Box 206, Cross Junction, Virginia 22625; and Mr. Richard A. Graber, 1712 Handley Ave., Winchester, Virginia 22601.

                                            Number of      Aggre-
                                              Shares        gate
                                           Beneficially   Percent
                  Name                        Owned       of Class
     --------------------------------      -------------  --------

     William F. Brandt, Jr. (1)......        2,307,845     29.8
     Mary Jo Stout (2)...............          889,036     11.5
     Richard A. Graber (3)...........          613,687      7.9
     Donald P. Mathias (4)...........          518,939      6.7
     David L. Blount (5).............          167,086      2.2
     James J. Gosa (6)...............           42,212       *
     Kent B. Guichard (7)............           17,325       *
     Daniel T. Carroll (8)...........            9,700       *
     John T. Gerlach (9).............            8,700       *
     C. Anthony Wainwright (10)......            3,584       *
     Martha M. Dally (11)............            1,000       *
     Fred S. Grunewald ..............                0       *
     All directors and executive.....
     officers as a group (9 persons).        2,557,452     32.8

    *Indicates less than 1%.
    (1) Includes 193,600 shares held by Mr. Brandt as trustee for the benefit of his children, 24,794 shares by the Brandt Family Foundation, and stock options exercisable on July 1, 1997 or within 60 days thereafter by Mr. Brandt for 8,333 shares. Excludes 61,952 shares held by Mr. Brandt's wife as trustee for the benefit of their children.
    (2) Includes 48,400 shares held by Ms. Stout as trustee for the benefit of her children, 120,032 shares held by her brother as trustee for the benefit of Ms. Stout, and 9,725 shares by the Holcomb Family Foundation.
    (3) Includes 166,496 shares held by Mr. Graber as trustee for the benefit of his children, and 11,972 shares by the Graber Family Foundation.
    (4) Includes 221,244 shares held by Mr. Mathias as trustee for the benefit of his children, and 295,904 held in revocable trusts for the benefit of Mr. Mathias and his spouse.
    (5) Includes 12,923 shares held by the Windcrest
        Foundation, Inc. and stock options exercisable on July 1, 1997 or within 60 days thereafter by Mr. Blount for 12,500 shares.
    (6) Includes stock options exercisable on July 1, 1997 or within 60 days thereafter by Mr. Gosa for 16,667 shares.
    (7) Includes stock options exercisable on July 1, 1997 or within 60 days thereafter by Mr. Guichard for 8,334 shares.
    (8) Includes stock options exercisable on July 1, 1997 or within 60 days thereafter by Mr. Carroll for 2,000 shares.
    (9) Includes stock options exercisable on July 1, 1997 or within 60 days thereafter by Mr. Gerlach for 1,000 shares.
    (10)Includes stock options exercisable on July 1, 1997 or within 60 days thereafter by Mr. Wainwright for 2,000 shares.
    (11)Includes stock options exercisable on July 1, 1997 or within 60 days thereafter by Ms. Dally for 1,000 shares.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities (including Common Stock), to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten percent beneficial owners are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file with the SEC.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during the fiscal year ended April 30, 1997, all Section 16(a) filing requirements applicable to the Company's officers, directors, and greater than ten percent beneficial owners were complied with; except that one Form 4 report for one transaction was filed late by Mr. Richard A. Graber, one of the Company's directors during the 1997 fiscal year.


              CERTAIN INFORMATION CONCERNING THE
            BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held seven regular meetings during the fiscal year ended April 30, 1997. Messrs. Brandt, Carroll and Gosa each attended all seven meetings. Mr. Wainwright and Ms. Dally each attended six of the seven meetings. Mr. Gerlach attended four of the seven meetings. Mr. Graber resigned from the Board of Directors on January 31, 1997. Mr. Graber attended all Board meetings conducted prior to his resignation. Mr. Mathias resigned from the Board of Directors on March 17, 1997. Mr. Mathias attended all Board meetings conducted prior to his resignation.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors has a Compensation Committee, an Audit Committee and a Governance Committee. The Compensation Committee is composed of Mr. Gerlach, Mr. Wainwright and Ms. Dally. Mr. Gerlach served as Chairperson of the Compensation Committee until February 17, 1997, at which time Ms. Dally became Chairperson. The Compensation Committee determines awards under and administers the Company's 1996 Stock Option Plan for Employees and the Company's Shareholder Value Plan. The Committee also reviews the compensation of executive officers of the Company. The Compensation Committee met seven times during fiscal year 1997. Each committee member, with the exception of Mr. Gerlach, attended all seven meetings. Mr. Gerlach attended four of the seven meetings.

     At the start of the fiscal year, the Audit Committee consisted of Mr. Carroll, Mr. Gerlach and Mr. Graber. Mr. Mathias replaced Mr. Graber as an Audit Committee member at the February 17, 1997 meeting, following Mr. Graber's resignation from the Board of Directors. Mr. Carroll serves as the Chairperson of the Audit Committee. The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent auditors, the scope of both internal and independent audit procedures, the nature of services to be performed by the independent auditors and the Company's accounting practices. The Audit Committee met three times in fiscal year 1997. Mr. Carroll attended all three of the Committee meetings, Mr. Gerlach attended two of the three meetings, Mr. Graber attended both meetings conducted prior to his resignation and Mr. Mathias attended the one meeting held during his participation on the Audit Committee.

     The Governance Committee is composed of Mr. Brandt, Mr. Wainwright and Mr. Carroll. Mr. Brandt serves as Chairperson of the Governance Committee. The Governance Committee is responsible for the recruitment and nomination of new directors, appoints committees and chairs, reviews the performance of each director a minimum of once every three years, reviews the performance of the Board and explores ways to improve the
effectiveness of the Board.   The Governance Committee met four
times during fiscal year 1997. All Committee members attended each meeting.

     The Board of Directors approved the establishment of a charitable foundation for the Company during fiscal year 1995. Mr. Graber was appointed to serve as Chairperson of the Board of Directors for the Charitable Foundation and as such was compensated for attendance on a basis consistent with the compensation for meeting attendance for the Audit, Compensation and Governance Committees of the Board as described below. The charitable foundation met four times during fiscal year 1997. Mr. Graber attended all three meetings conducted prior to his resignation from the Board of Directors.


COMPENSATION OF THE BOARD

     Non-management directors receive an annual retainer of $15,000 plus $1,000 for attendance at each Board meeting and $500 for attendance at each Committee meeting. The Company bears the cost of all travel associated with performance of their responsibilities. Directors who are also employees of the Company do not receive any compensation for their membership on the Board.

     The 1995 Non-Management Director Retirement Plan provides each non-employee director with a credit equal to fifty percent of the current annual retainer on the first day of each fiscal year. Each non-employee director may receive a maximum of ten annual credits. Each non-employee director becomes vested in his or her total credits received at a rate of ten percent per year, and is fully vested in all credits after completing ten years of service on the Board. Total vested credits will be paid to directors on the first day of each fiscal year commencing with the year immediately following the director's retirement from the Board. Payments will be made in equal amounts over the same number of years that the director served on the Board, but in no event over more than ten years. For directors elected before 1985, provision is made for credits earned as if the plan had been adopted in 1984, vesting as if the plan had been adopted in 1989 and an increase in all limitations from ten to fifteen years.

   At the 1995 Annual Meeting, the Company's shareholders approved a Stock Option Plan for Non-Employee Directors (the "1995 Directors Plan"). No options may be granted under the 1995 Directors Plan after August 31, 1999. The 1995 Directors Plan provides for an automatic award to each non-employee director upon his or her initial election to the Board of an option to acquire 1,000 shares of Common Stock. Each year thereafter, eligible Directors are automatically granted an option to acquire an additional 1,000 shares of Common Stock. The exercise price for each option granted under the 1995 Directors Plan is 100% of the fair market value of Common Stock on the date of the grant. Options granted under the 1995 Directors Plan have a term of four years and are excercisable as to one-third of the shares on the first anniversary of the date of grant and as to an additional one-third on each succeeding anniversary of the date of grant. During the last fiscal year, Messrs. Gerlach, Carroll, Wainwright, Graber, Mathias and Ms. Dally were each granted options to purchase 1,000 shares at an exercise price of $7.50 per share.

               COMPENSATION OF EXECUTIVE OFFICERS

                   Summary Compensation Table

   The following table sets forth the compensation for fiscal years 1997, 1996 and 1995 for the Company's named executive officers for fiscal year 1997. The named executive officers consist of the former Chief Executive Officer (who continues to serve as Chairman and as an executive officer), the current Chief
Executive Officer, and the two other executive officers of the Company as of April 30, 1997.

                                                                               Long-Term
                                                                             Compensation
                                          Annual Compensation                   Awards
                                   ----------------------------------  -------------------------
                                                            Other      Securities
        Name &             Fiscal                           Annual     Underlying    All Other
  Principal Position        Year     Salary     Bonus    Compensation  Options (#)  Compensation
-------------------------  ------  ---------  ---------  ------------  -----------  ------------
William F. Brandt, Jr.      1997    $238,154   $242,775   $      0       45,000     $ 4,513 (2)
Chairman  &  Former         1996     260,540    107,041      2,142 (1)        0       4,917 (2)
Chief Executive Officer     1995     255,200    188,750      2,182 (1)        0       4,230 (2)

James J. Gosa               1997     238,504    280,540      3,465 (1)   35,000       3,951 (3)
President & Chief           1996     189,170     77,737      1,584 (1)   15,000       4,402 (3)
Executive Officer           1995     185,200    135,900      1,813 (1)        0       5,180 (3)

David L. Blount             1997     169,821    169,764          0       21,000       2,947 (4)
Vice President,             1996     163,343     68,808          0        9,000       2,867 (4)
Manufacturing               1995     152,175    111,600          0            0       2,738 (4)

Kent B. Guichard            1997     155,205    157,920          0       20,000     2,513 (5)
Vice President, Finance &   1996     143,144     63,147          0        5,000     2,313 (5)
Chief Financial Officer     1995     137,381    101,925          0            0     1,490 (5)

(1)  Company paid spousal travel expenses.
(2) Contributions made on Mr. Brandt's behalf by the Company under the Investment Savings Stock Ownership Plan were $3,409, $3,690, and $3,604, for fiscal 1997, 1996 and 1995, respectively.
     Company-paid premiums for group life insurance made on Mr. Brandt's behalf were $1,104, $1,227, and $626, for fiscal 1997, 1996 and 1995, respectively.
(3) Contributions made on Mr. Gosa's behalf by the Company under the Investment Savings Stock Ownership Plan were $2,654, $2,237, and $86 for fiscal 1997, 1996 and 1995, respectively. Company-paid premiums for group life insurance made on Mr. Gosa's behalf were $559, $491, and $418, for fiscal 1997, 1996, and 1995, respectively. Also, as part of Mr. Gosa's relocation, he was extended an interest-free loan. Relocation loans are available to all Company management. Using a 10% interest rate, the imputed savings to Mr. Gosa were $738, $1,674 and $4,676 in fiscal years 1997, 1996 and 1995, respectively.

(4) Contributions made on Mr. Blount's behalf by the Company under the Investment Savings Stock Ownership Plan were $2,539, $2,484, and $2,449, for fiscal 1997, 1996 and 1995, respectively.
     Company-paid premiums for group life insurance made on Mr. Blount's behalf were $408, $383, and $289, for fiscal 1997, 1996, and 1995, respectively.
(5) Contributions made on Mr. Guichard's behalf by the Company under the Investment Savings Stock Ownership Plan were $2,310, $2,188, and $1,391 for fiscal 1997, 1996 and 1995, respectively.
     Company-paid premiums for group life insurance made on Mr. Guichard's behalf were $203, $125, and $99 for fiscal years 1997, 1996 and 1995, respectively.

               OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning options granted during fiscal 1997 to the Company's named executive officers under the 1996 Stock Option Plan for Employees.

                                                                                   Potential Realizable
                                                                                     Value at Assumed
                                                                                       Annual Rates
                                                                                      of Stock Price
                                                                                       Appreciation
                                        Individual Grants                             For Option Term
                        ----------------------------------------------------------  -------------------
                        Number of
                        Securities   Percent of Total
                        Underlying   Options Granted      Exercise
                         Options       to Employees        or Base      Expiration
        Name            Granted (#)  in Fiscal Year(%)  Price($/Share)     Date      5% ($)     10% ($)
----------------------  -----------  -----------------  --------------  ----------  --------   --------
William F. Brandt, Jr.    10,000           5.0%            $ 6.50        8/20/2006  $ 40,878   $103,593
William F. Brandt, Jr.    35,000          17.4              13.13        4/03/2007   289,009    732,404
James J. Gosa             35,000          17.4               5.25        6/11/2006   115,559    292,850
David L. Blount           21,000          10.5               6.50        8/20/2006    85,844    217,546
Kent B. Guichard          20,000          10.0               6.50        8/20/2006    81,756    207,187

  The exercise price of shares of Common Stock covered by the options granted under the 1996 Employee Stock Option Plan must be no less than 100% of the fair market value of the Common Stock on the date of the option grant. Options are exercisable at a rate of 33% per year beginning on the first anniversary of the date on which the options were granted. The options must be exercised within ten years from the date of grant, at which time the options expire.

       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                  FISCAL YEAR-END OPTION VALUES

  The following table summarizes options exercised during fiscal
1997 and presents the values of unexercised options held by the Company's named executive officers at April 30, 1997.

                                                        Number of
                                                        Securities      Value of
                                                        Underlying    Unexercised
                                                        Unexercised   In-the-Money
                                                          Options       Options
                                                       at FY-End (#)  at FY-End($)
                        Shares Acquired     Value      Exercisable /  Exercisable /
        Name            On Exercise (#)  Realized ($)  Unexercisable  Unexercisable
----------------------  ---------------  ------------  -------------  -------------
William F. Brandt, Jr.               0     $      0        8,333 E      $  52,533 E
                                                          41,667 U         40,833 U

James J. Gosa                   27,500      151,276       16,667 E        127,292 E
                                                          33,333 U        254,583 U

David L. Blount                  5,500       15,065       12,500 E         86,375 E
                                                          20,000 U        135,250 U

Kent B. Guichard                22,000      223,621        8,334 E         54,583 E
                                                          16,666 U        109,167 U


      LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

  The following table sets forth information concerning long-term incentives granted during fiscal 1997 to the Company's named executive officers under the Shareholder Value Plan for Employees.

                   Number of
                  Shareholder
                  Value Plan    Performance or          Estimated Future Payouts
                  (SVP) Units    Other Period      Under Non-Stock Price-Based Plans
                  Awarded in    Until Maturation  ----------------------------------
     Name         Fiscal Year      or Payout      Threshold     Target     Maximum
----------------  -----------  -----------------  ----------  ----------  ----------
James J. Gosa         45       5/1/96 to 4/30/99    $ 22,500    $ 87,750    $135,000
David L. Blount       26       5/1/96 to 4/30/99      13,000      50,700      78,000
Kent B. Guichard      24       5/1/96 to 4/30/99      12,000      46,800      72,000

   The Shareholder Value Plan is administered by the Compensation Committee of the Board of Directors. Participants in the plan are designated by the Committee. The Committee has designated the Chairman (and CEO), and the next four most highly compensated employees, as well as approximately twenty other management employees, to participate in the plan for the initial three-year performance period beginning May 1, 1996 and ending April 30, 1999. Generally, a new three-year performance period begins each May 1st.

     The performance goal for the plan is based on "total shareholder return," defined in the plan as the increase in the average trading price of a share of Common Stock value during the month in which the performance period ends (the "ending price") plus the value of distributions and dividends during the performance period, over the average trading price of a share of Common Stock during the month preceding the first day of the three-year performance period (the "beginning price"), expressed as an annualized rate of return for the performance period. The total shareholder return for the Company Common Stock for the performance period is compared to the total shareholder return of the Common Stock for the publicly traded corporations that are included in the S&P Home Furnishings and Appliance Index of Companies (the "Index") for the same period.

  With respect to each three-year performance period, the Committee will designate and award participants with a number of award units. The Committee will also fix at that time a range of dollar values for the award unit related to the performance goal percentile rank achieved for the three-year performance period. For the three-year performance period beginning May 1, 1996, the range of values for an award unit is between $500 at the 50th percentile which is the threshold, and $3,000 at the 90+ percentile, which is the maximum value. For rankings between the 50th and 90th percentile, the award unit value is determined from a table adopted by the Committee. For example, if a participant has 50 award units and the Company's total shareholder return equals the 50th percentile total shareholder return for the Index, the participant will receive incentive compensation of $25,000 (50 X $500) for the three-year performance period. If the Company's percentile ranking is 91, the participant will receive incentive compensation of $150,000 (50 X $3,000). If the Company's percentile ranking is less than 50, no incentive compensation will be paid.

     Before any award may be paid, the Committee must certify that the performance goal has been achieved and any other requirements of the plan have been satisfied. No payment will be made unless and until the Committee makes that certification. Even though the performance goals have been met, the award payable to a participant of any performance period shall not exceed $750,000.

  All awards will be paid as soon as administratively practicable following the last day of the performance period to which the award relates (except in the case of a change of control). A participant shall receive no award if the participant's employment terminates before the last day of the performance period for any reason other than death, disability or retirement or the sale or other disposition of the business unit in which the participant is employed. If termination of employment occurs because of the occurrence of one of the preceding events, a prorated award will be paid.

PENSION PLAN

   The Company maintains a non-contributory defined benefit pension plan for salaried employees. The plan covers substantially all employees who are compensated on the basis of a salary and/or a commission, and who meet certain age and service requirements. Funding is determined on an actuarial basis. Benefits are based on a percentage of a participant's average compensation, including bonuses, for the five calendar years in the ten calendar years prior to the participant's retirement that produce the highest average compensation, and the participant's years of credited service. The plan is a continuation of a pension plan that was in effect for former employees of Boise Cascade Corporation. If an employee was a participant in the Boise Cascade plan, his or her benefit under the Company's plan cannot be less than the benefit he or she would have received under the Boise Cascade plan. The employee's benefit will be based upon his or her credited service under both the Boise Cascade plan and the Company's plan. If an employee has seven or more years of credited service under the Boise Cascade plan, part of his or her benefit will be provided by the Boise Cascade plan. The Company's plan will provide the rest of the total benefit.

   As of April 30, 1997, the credited years of service for Messrs. Brandt, Gosa, Blount and Guichard were 26, 5, 20 and 3, respectively.

   The following table illustrates the annual pension benefits for retirement at age 65 under various levels of compensation and years of credited service. The figures in the table assume that the plan continues in its present form and that the participants elect a life annuity form of benefit.

   Final Average              Years of Credited Service
     Annual             -------------------------------------
   Compensation            10        20        30        40
   ----------------     --------  --------  --------  --------
   $100,000........     $ 12,500  $ 25,000  $ 37,500  $ 50,000
    150,000........       18,750    37,500    56,250    75,000
    200,000........       25,000    50,000    75,000   100,000
    300,000........       37,500    75,000   112,500   150,000
    325,000........       40,625    81,250   121,875   162,500

   The IRS places limits on the amount of compensation that can be recognized under this plan as well as the maximum amount of retirement benefits that may be paid under the plan. These limits are indexed each year, so that the ultimate amount of benefit actually paid will depend on the year of retirement. For calendar year 1997, the maximum annual compensation which may be recognized is $160,000, and the maximum amount of benefit that may be paid is $125,000.

              REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is responsible for the establishment of policies and procedures governing executive compensation. The Committee is comprised entirely of non-employee directors.

     During the past year, the Compensation Committee performed a comprehensive review of executive compensation with the assistance of a leading independent compensation consultant.
This report summarizes the current philosophy of the Committee regarding executive compensation.


COMPENSATION PHILOSOPHY

     The Company's executive compensation program is designed to assist in attracting, motivating, and retaining qualified senior management. The fundamental objective of the compensation program is to support the achievement of the Company's business objectives and, thereby, the creation of long-term shareholder value. To this end, the Company's philosophy is that executive compensation policy and practice should be designed to achieve the following objectives:

     * Align the interests of executive management with those of the Company and its shareholders by providing a significant portion of total compensation in Company Common Stock or other instruments which derive value consistent with the return to shareholders;

     * Provide an incentive to executive management by tying a meaningful portion of compensation to the specific achievement of desired results; and

     * Enable the Company to attract and retain key executives whose skills and capabilities are needed for the continued growth and success of the Company by offering competitive total compensation and attractive career opportunities.

     The Compensation Committee believes that total return to the shareholder should be a major determinant of long-term executive compensation. While a significant portion of compensation may fluctuate with annual results, the total program is structured to emphasize long-term performance and sustained growth in shareholder value.

     The Compensation Committee believes that base salaries and target incentive compensation for executive management should approximate the averages found in publicly traded peer companies. The Committee further believes that a substantial portion of target compensation should be at risk based on performance. Actual incentive compensation, therefore, should include elements which result in significant variability based on performance. Executive management should have an opportunity for superior compensation with superior results. While overall Company performance is emphasized in an effort to encourage and reward teamwork, individual compensation should include some elements which reflect individual responsibilities and contribution. At risk performance-based compensation averaged approximately 52% of total annual cash compensation for the executive group during the fiscal year ended April 30, 1997.

     The Compensation Committee also believes executives should have a substantial equity ownership position to provide long-term incentives which closely link executive compensation to the Company's long-term performance and return to shareholders. Ownership may be through both direct ownership and through stock options and other stock-based awards.


COMPETITIVE POSITIONING

     The Compensation Committee regularly reviews executive compensation levels to ensure that the Company will be able to attract and retain the caliber of executives needed to effectively operate the Company and that pay for executives is reasonable and appropriate relative to current market practice. In making these evaluations, the Compensation Committee annually reviews the results of surveys of executive salary and incentive levels among peer companies and other durable goods manufacturers of similar size. In addition, the Compensation Committee periodically completes an in-depth analysis of salaries, annual bonuses and long-term incentives assisted by an independent outside compensation consulting firm.

COMPONENTS OF EXECUTIVE COMPENSATON

     The principal components of the Company's executive compensation program include base salary, annual cash bonus, long-term incentives and benefits.

     BASE SALARY. Base salaries for all executives have been competitively established based on salaries paid for like positions in comparable companies. The companies used for comparison of base salaries are not the same companies used in the Performance Graph section of this proxy. These salaries are reviewed annually to assure continued competitiveness and are adjusted when necessary. Based on national surveys available to the Compensation Committee and information provided by an independent consultant, the Compensation Committee believes that executive management, as a group, is paid at the average market rate. As is the case with the salaried administration policy for the entire Company, adjustments to executive base salaries result from a demonstrated increase in skills or from market-driven changes in comparable positions.

     ANNUAL CASH BONUS. The purpose of the Company's annual incentive program is to provide a direct monetary incentive to executives in the form of an annual cash bonus which is tied to the achievement of measurable, predetermined performance objectives. The annual incentive bonus reflects overall Company financial performance and, for certain executives, an individual's contribution to that performance. All executive officers are eligible for an annual bonus, with a maximum potential of 100% or 110% of base pay. Vice Presidents of the company were eligible for 100% of base pay during fiscal 1997, with the following components used in determining bonus payout:
Net Income (42% of base pay), Cash Flow (28% of base pay) and Individual Performance (30% of base pay). The Chairman and the President & Chief Executive Officer were eligible for 110% of base pay during fiscal 1997, with the following components used in determining bonus payout: Net Income (65% of base pay) and Cash Flow (45% of base pay). No annual incentives are paid below certain predetermined levels of minimal performance.

     LONG-TERM INCENTIVES. Long-term incentive compensation involves the use of two types of stock-based instruments: stock options and shareholder value units. Both types of incentives are intended to focus the attention of executives on the achievement of the Company's long-term performance objectives, to align executive management's interests with those of shareholders and to facilitate executives' accumulations of sustained ownership of Company stock. The levels of award opportunities, as combined under both instruments, are intended to be consistent with typical levels of comparable companies and to reflect an individual's level of responsibility and performance. The companies used for comparison of long-term incentives are not the same companies used in the Performance Graph section of this proxy.

     Stock options, as awarded under the 1996 Stock Option Plan for Employees, give executives the opportunity to purchase American Woodmark Corporation Common Stock for a term not to exceed ten years and at a price of no less than the fair market value of the Company's stock on the date of grant. Executives benefit from stock options only to the extent the stock price appreciates after the grant of the option. Details concerning option grants may be found in the Option Grant Table.

     Shareholder value units, as awarded under the Shareholder Value Plan for Employees, give executives the opportunity to receive incentive cash payments based on the comparative total return to the shareholders of American Woodmark versus the total returns of those companies included in the S&P Home Furnishings and Appliance Index. This Index is the same measurement used in the Performance Graph in this Proxy. Executives may be eligible for cash incentives if the Company provides a total return to shareholders above the fiftieth percentile of this group of companies over a three-year period. Details concerning Shareholder Value Unit awards may be found in Long-Term Incentive Plan Awards Table.

     BENEFITS. Benefit programs for executives are designed to provide protection against financial catastrophe that can result from illness, disability or death. Benefits offered to senior executives are those offered to all employees.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The total compensation for the Chief Executive Officer in fiscal 1997 was established in accordance with the policies discussed above in this report. As reported in the Summary Compensation Table, Mr. Gosa's base salary increased by 26% during the fiscal year and reflected a change in Mr. Gosa's responsibilities from President and Chief Operating Officer to President and Chief Executive Officer. Mr. Gosa received an annual cash bonus according to the plan and based on the achievement of certain net income and cash flow targets. Mr. Gosa's stock option award and stock value unit grants were consistent with the Company's compensation philosophy, and the target value for these incentives is comparable to like positions at similar companies.

     As reported in the Summary Compensation Table, Mr. Brandt's base salary decreased by 8.6% during the fiscal year and reflected a change in Mr. Brandt's responsibilities from Chairman and Chief Executive Officer to Chairman. Mr. Brandt received an annual cash bonus according to the plan and based on the achievement of certain net income and cash flow targets. Mr. Brandt's stock option awards were consistent with the Company's compensation philosophy and the target value for this incentive is comparable to like positions at similar companies.

COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE

     The company is subject to Section 162(m) of the Internal Revenue Code, which imposes a $1 million limit on the amount of compensation that may be deducted by the Company for a taxable year with respect to each of the Chief Executive Officer and the four most highly compensated executive officers of the Company. Performance-based compensation that meets certain requirements is not subject to the deduction limit. The Committee has reviewed the impact of Section 162(m) on the Company and believes that it is unlikely that the compensation paid to Mr. Gosa or any of the other named executive officers during the current fiscal year will exceed the limit. Furthermore, the 1996 Stock Option Plan for Employees and the Shareholder Value Plan for Employees are generally designed to comply with the requirements of the performance-based compensation exception from the $1 million limit. The Committee will continue to monitor the impact of the
Section 162(m) limit on the Company and to assess alternatives for avoiding any loss of tax deductions in future fiscal years.

                                     Martha M. Dally, Chairperson
                                                  John T. Gerlach
                                            C. Anthony Wainwright

PERFORMANCE GRAPH

   Set forth below is a graph comparing the five-year cumulative total shareholder return from investing $100 on May 1, 1992 in American Woodmark Corporation Common Stock, the S&P 500 Index, and the S&P Home Furnishings and Appliance Index:

    Source             1992    1993    1994    1995    1996    1997
--------------------  ------  ------  ------  ------  ------  ------
American Woodmark     $100.0  $100.0  $145.6  $145.6  $124.6  $328.5

S&P 500 Index          100.0   109.2   115.0   135.1   175.8   220.0

S&P Home Furnishings   100.0   104.2   129.4   119.4   141.8   136.1
  and Appliance Index


                      CERTAIN TRANSACTIONS

     The Company leases its headquarters from Amwood Associates, a partnership of Messrs. Brandt, Mathias and Graber, and Ms. Stout. The lease commenced on March 18, 1986 and has a remaining term of four years, at which time it may be canceled by either party. Current monthly rental payments are $31,869 per month and are subject to annual increases, not to exceed 7%, based on changes in the Consumer Price Index. During the fiscal year ended April 30, 1997, the Company made payments under the lease in the amount of $377,000. The rent under the lease was established by an independent appraisal and is on terms which the Company believes are at least as favorable to the Company as those which could be obtained from unaffiliated third parties.

              ITEM 2--RATIFICATION OF SELECTION OF
                 INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP as independent certified public accountants to audit the Financial Statements of the Company for fiscal year 1998, and has directed a vote of shareholders to be taken to ascertain their approval or disapproval of that selection. If the shareholders do not ratify the selection of Ernst & Young LLP, other independent auditors will be considered by the Board of Directors.

     Representatives of Ernst & Young LLP will be present at the Company's Annual Meeting. Such representatives will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     The Board of Directors recommends a vote "FOR" ratification of the selection of Ernst & Young LLP as independent auditors of the Company for fiscal year 1998.

                         OTHER BUSINESS

     If any other business properly comes before the Annual
Meeting, your proxy may be voted by the persons named in it in such manner as they deem proper.

     At this time management does not know of any other business which will be presented at the Annual Meeting.

PROPOSALS BY SHAREHOLDERS FOR PRESENTATION AT 1998 ANNUAL MEETING

     Proposals which any shareholder intends to present to the 1998 Annual Meeting of Shareholders must be received by the Company no later than March 15, 1998.

                                     By Order of the Board of
                                     Directors

                                     Carol Lentz
                                     Secretary
July 24, 1997

[DESCRIPTION]  PROXY CARD

                 AMERICAN WOODMARK CORPORATION
    PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 27, 1997

     The undersigned hereby appoints Martha M. Dally and Daniel
T. Carroll (each with power to act alone and with power of substitution) as proxies, and hereby authorizes them to represent and vote, as directed on the reverse side, all the shares of Common Stock of American Woodmark Corporation held of record by the undersigned on July 1, 1997, at the annual meeting of shareholders to be held on August 27, 1997, and any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
                                            ---

     (Continued and to be signed on the other side)

Please mark your votes as indicated in this example    X
                                                     -----


1.  ELECTION OF DIRECTORS
                                              NOMINEES:  William F. Brandt, Jr.,
FOR all nominees       WITHHOLD AUTHORITY     C. Anthony Wainwright, Martha M.
 listed to the          to vote for all       Dally, James J. Gosa, Daniel T.
right (except as        nominees listed       Carroll, Fred S. Grunewald.
indicated hereon)        to the right

    -----                   -----

  (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
  NOMINEE WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.)

  ---------------------------------------------------------------


2. PROPOSALS TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as independent certified public accountants of the Company.

           FOR           AGAINST             ABSTAIN

          -----           -----               -----

3. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

           Date                                     , 1997
                -----------------------------------
           Signature
                     -------------------------------------
           Signature
                     -------------------------------------

    Please sign exactly as name appears to the left. Executors, trustees, etc., should so indicate when signing. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in partnership name by authorized person.

    PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.